EXHIBIT 10.1

November 21, 2006

Personal and Confidential

Mr. John Stover

1410 Riverview Rd.

Chattanooga, TN 37405

Dear John:

Pursuant to our recent conversations, we have agreed that your employment with Propex Inc. will end on December 15, 2006 (“Termination Date”). In accordance with paragraph 7 of your Employment Agreement effective January 7, 2005 (“Employment Agreement”), Propex Inc. hereby agrees to pay you, in immediately available funds on the Termination Date, the amount of Three Hundred Seventy-five Dollars ($375,000.00) (“Separation Payment”). This Separation Payment represents: i) Two Hundred Fifty Thousand Dollars ($250,000.00) or one year’s salary at your current salary, and, ii) One Hundred Twenty-five Thousand Dollars ($125,000.00) or the bonus payment due you pursuant to the Bonus Plan. After your receipt of the Separation Payment on the Termination Date, you shall receive no further compensation or benefits from Propex or its affiliated companies except for any vested accrued benefits you have with respect to any “employee benefit plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, that is maintained or sponsored by Propex, Holdings or any of their affiliated companies (the “Vested Accrued Benefits”). We agree that your Vested Accrued Benefits include, without limitation, four (4) weeks of earned but unpaid vacation in 2006.

As you are aware, you specifically promised to comply with the non-compete contained in paragraph 10 of your Employment Agreement (“Non-Compete”) and your receipt of the Separation Payment is contingent upon you doing so. Accordingly, if you do not honor your promise to comply and violate the Non-Compete, you will forfeit the Separation Payment and leave Propex Inc. with no choice but to seek repayment of the Separation Payment. Additionally, Propex Inc. may be forced to seek enforcement of the Non-Compete as well. Propex Inc. is remitting the Separation Payment because it is confident that you will honor the promises that you made and will not violate the Non-Compete.

Pursuant to Section 4 of that certain Propex Fabrics Holdings Inc. Employee Stockholders Agreement (the “Stockholders Agreement”), this letter constitutes an “Election Notice” (as defined in the Stockholders Agreement) delivered by Holdings and received by you, electing to purchase all of the Shares (as defined in the Stockholders Agreement) that you beneficially own for the Purchase Price (as defined in the Stockholders Agreement). This

Election Notice states that the Fair Market Value (as defined in the Stockholders Agreement) for purposes of determining the Purchase Price is $108 per Share. By signing the enclosed copy of this letter, you acknowledge receipt of such Election Notice, that such Election Notice has been duly and properly given in accordance with the Stockholders Agreement, that the Purchase Price for the Shares has been validly determined as $108 per Share and that you are legally bound to sell all of your Shares to Holdings for $108 per Share pursuant to Section 4 of the Stockholders Agreement. We further agree that the sale of such Shares by you to Holdings and the purchase thereof by Holdings shall occur on or before your Termination Date.

Please indicate your agreement with the terms of this letter by signing the enclosed copy and returning it to me. If you have any questions and/or wish to discuss this further, please do not hesitate to contact me.

Very truly yours,

/s/ Joseph F. Dana
Joseph F. Dana
President and Chief Executive Officer
Propex Inc.
Propex Holdings Inc.

Accepted and Agreed:

/s/ John Stover
John Stover
Vice President and General Counsel
Propex Inc.
Propex Holdings Inc.